Ex 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Point.360 (formerly known as New 360 and subsidiary) of our report dated May 14, 2007, relating to our audits of the consolidated balance sheets of Point.360 as of December 31, 2006 and 2005, and the related consolidated statements of income, invested equity, and cash flows for each of the three years in the period ended December 31, 2006, which appear in the Prospectus filed on August 14, 2007.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
October 12, 2007